SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*


                               World Access, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                     98141A1
                                     -------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ---------------------------
|CUSIP NO.  98141A1     |           13G            |   Page  2  of  27  Pages |
|          ------------ |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Geocapital Ventures                                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  Not applicable                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  New York                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 126,000 shares upon exercise of warrants |
|        OWNED BY          |--------|------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           |--------|------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 126,000 shares upon exercise of warrants |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 126,000 shares upon exercise of warrants                            |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |
|        | SHARES*                                                        [ ]  |
|        | Not applicable                                                      |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0.71%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON*                                           |
|        | PN                                                                  |
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  98141A1     |           13G            |   Page  3  of  27  Pages |
|          ------------ |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Geocapital II, L.P.                                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  Not applicable                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 126,000 shares upon exercise of warrants |
|        OWNED BY          |--------|------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           |--------|------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 126,000 shares upon exercise of warrants |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 126,000 shares upon exercise of warrants                            |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |
|        | SHARES*                                                        [ ]  |
|        | Not applicable                                                      |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0.71%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON*                                           |
|        | PN                                                                  |
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  98141A1     |           13G            |   Page  4  of  27  Pages |
|          ------------ |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Clearman, Lieber & Company                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  Not applicable                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  New York                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 126,000 shares upon exercise of warrants |
|        OWNED BY          |--------|------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           |--------|------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 126,000 shares upon exercise of warrants |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 126,000 shares upon exercise of warrants                            |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |
|        | SHARES*                                                        [ ]  |
|        | Not applicable                                                      |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0.71%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON*                                           |
|        | PN                                                                  |
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  98141A1     |           13G            |   Page  5  of  27  Pages |
|          ------------ |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Softven Management                                                 |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  Not applicable                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 126,000 shares upon exercise of warrants |
|        OWNED BY          |--------|------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           |--------|------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 126,000 shares upon exercise of warrants |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 126,000 shares upon exercise of warrants                            |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |
|        | SHARES*                                                        [ ]  |
|        | Not applicable                                                      |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0.71%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON*                                           |
|        | PN                                                                  |
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  98141A1     |           13G            |   Page  6  of  27  Pages |
|          ------------ |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  BVA Associates                                                     |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  Not applicable                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 126,000 shares upon exercise of warrants |
|        OWNED BY          |--------|------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           |--------|------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 126,000 shares upon exercise of warrants |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 126,000 shares upon exercise of warrants                            |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |
|        | SHARES*                                                        [ ]  |
|        | Not applicable                                                      |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0.71%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON*                                           |
|        | PN                                                                  |
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  98141A1     |           13G            |   Page  7  of  27  Pages |
|          ------------ |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Stephen J. Clearman                                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  Not applicable                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 96,210 shares                            |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 222,210 shares (includes 126,000 shares  |
|        OWNED BY          |        | issuable upon exercise of warrants)      |
|          EACH            |--------|------------------------------------------|
|       REPORTING          |   7    | SOLE DISPOSITIVE POWER                   |
|        PERSON            |        | 96,210 shares                            |
|         WITH             |--------|------------------------------------------|
|                          |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 222,210 shares (includes 126,000 shares  |
|                          |        | issuable upon exercise of warrants)      |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        | 222,210 shares (includes 126,000 shares issuable upon exercise      |
|        | of warrants)                                                        |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |
|        | SHARES*                                                        [ ]  |
|        | Not applicable                                                      |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 1.26%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON*                                           |
|        | IN                                                                  |
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  98141A1     |           13G            |   Page  8  of  27  Pages |
|          ------------ |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Charles Federman                                                   |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  Not applicable                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 1,777 shares                             |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 127,777 shares (includes 126,000 shares  |
|        OWNED BY          |        | issuable upon exercise of warrants)      |
|          EACH            |--------|------------------------------------------|
|       REPORTING          |   7    | SOLE DISPOSITIVE POWER                   |
|        PERSON            |        | 1,777 shares                             |
|         WITH             |--------|------------------------------------------|
|                          |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 127,777 shares (includes 126,000 shares  |
|                          |        | issuable upon exercise of warrants)      |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        | 127,777 shares (includes 126,000 shares issuable upon exercise      |
|        | of warrants)                                                        |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |
|        | SHARES*                                                        [ ]  |
|        | Not applicable                                                      |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0.72%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON*                                           |
|        | IN                                                                  |
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  98141A1     |           13G            |   Page  9  of  27  Pages |
|          ------------ |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Irwin Lieber                                                       |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  Not applicable                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 89,163 shares                            |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 215,163 shares (includes 126,000 shares  |
|        OWNED BY          |        | issuable upon exercise of warrants)      |
|          EACH            |--------|------------------------------------------|
|       REPORTING          |   7    | SOLE DISPOSITIVE POWER                   |
|        PERSON            |        | 89,163 shares                            |
|         WITH             |--------|------------------------------------------|
|                          |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 215,163 shares (includes 126,000 shares  |
|                          |        | issuable upon exercise of warrants)      |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        | 215,163 shares (includes 126,000 shares issuable upon exercise      |
|        | of warrants)                                                        |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |
|        | SHARES*                                                        [ ]  |
|        | Not applicable                                                      |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 1.22%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON*                                           |
|        | IN                                                                  |
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  98141A1     |           13G            |   Page 10  of  27  Pages |
|          ------------ |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  James J. Harrison                                                  |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |  Not applicable                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 89,652 shares                            |
|        NUMBER OF         |--------|------------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 215,652 shares (includes 126,000 shares  |
|        OWNED BY          |        | issuable upon exercise of warrants)      |
|          EACH            |--------|------------------------------------------|
|       REPORTING          |   7    | SOLE DISPOSITIVE POWER                   |
|        PERSON            |        | 89,652 shares                            |
|         WITH             |--------|------------------------------------------|
|                          |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 215,652 shares (includes 126,000 shares  |
|                          |        | issuable upon exercise of warrants)      |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        | 215,652 shares (includes 126,000 shares issuable upon exercise      |
|        | of warrants)                                                        |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |
|        | SHARES*                                                        [ ]  |
|        | Not applicable                                                      |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 1.23%                                                               |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON*                                           |
|        | IN                                                                  |
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                  World Access, Inc. (the "Company").

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  945 E. Paces Ferry Road, Suite 2240, Atlanta, GA 30326.

Item 2(a).        Name of Persons Filing:

                           This statement is being filed by Geocapital Ventures
                  ("Geo Ventures"), Geocapital II, L.P. ("Geocapital II"), Clearman, Lieber & Company ("CL & Co."), Softven Management ("Softven"), BVA Associates ("BVA"), and Stephen J. Clearman, Charles Federman, Irwin Lieber and James J. Harrison. CL & Co. and BVA are the general partners of Geo Ventures. Messrs. Clearman, Lieber and Harrison are the general partners of CL & Co. Mr. Federman is the managing partner of BVA. BVA and Messrs. Clearman, Lieber and Harrison are the general partners of Softven, the sole general partner of Geocapital II. Geo Ventures, Geocapital II, CL & Co., Softven, BVA, and Messrs. Clearman, Federman, Lieber and Harrison are sometimes referred to collectively herein as the "Reporting Persons."

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                           The address of the principal business office of Geo
                  Ventures, Geocapital II, CL & Co., Softven, BVA and Messrs. Clearman and Federman is One Bridge Plaza, Fifth Floor, Fort Lee, New Jersey 07024. The address of the principal business office of Mr. Lieber is c/o Geocapital Corporation, 767 Fifth Avenue, 45th Floor, New York, NY 10153. The address of the principal business office of Mr. Harrison is 777-80 San Antonio Road, Palo Alto, CA 94303.

Item 2(c).        Citizenship:

                           Geo Ventures is a New York limited partnership. CL &
                  Co. is a New York general partnership. Geocapital II is a Delaware limited partnership. Softven and BVA are Delaware general partnerships. Messrs. Clearman, Federman, Lieber and Harrison are all United States citizens.

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  98141A1

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                           (a) [ ]  Broker or Dealer registered under
                                    Section 15 of the Securities Exchange Act of
                                    1934 (the "Act").

                           (b) [ ]  Bank as defined in Section 3(a)(6) of
                                    the Act.

                           (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.


                              Page 11 of 27 Pages

                           (d) [ ]  Investment Company registered under
                                    Section 8 of the Investment Company Act of
                                    1940.

                           (e) [ ]  Investment Adviser registered under
                                    Section 203 of the Investment Advisers Act of 1940.

                           (f) [ ]  Employee Benefit Plan, Pension Fund
                                    which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                           (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

                           (h) [ ]  Group, in accordance with Rule
                                    13d-1(b)(1)(ii)(H) of the Act.

                           Not applicable.

Item 4.           Ownership:

                  (a) Amount Beneficially Owned: Each of the Reporting Persons, with the exception of Messrs. Clearman, Harrison and Lieber may be deemed to own beneficially 126,000 shares of Common Stock. Messrs. Clearman, Harrison and Lieber may be deemed to own beneficially 222,210 shares of Common Stock.

                           Geo Ventures is the record owner of presently
                  exercisable warrants to purchase 63,000 shares of Common Stock (the "Geo Ventures Shares"); Geocapital II is the record owner of presently exercisable warrants to purchase 63,000 shares of Common Stock (the "Geocapital II Shares"). By virtue of the affiliate relationships between Geo Ventures and Geocapital II, Geo Ventures and Geocapital II may each be deemed to own beneficially both the Geo Ventures Shares and the Geocapital II Shares, a total of 126,000 shares (the "Geocapital Shares").

                           As the general partners of Geo Ventures, CL & Co. and
                  BVA may each be deemed to own beneficially all of the shares of Common Stock that Geo Ventures may be deemed to own beneficially. As managing partner of BVA, Mr. Federman may be deemed to own beneficially all of the shares of Common Stock that Geo Ventures may be deemed to own beneficially. As general partners of CL & Co., Messrs. Clearman, Harrison and Lieber may be deemed to own beneficially all of the shares of Common Stock that Geo Ventures owns beneficially. As the sole general partner of Geocapital II, Softven may be deemed to own beneficially all of the shares of Common Stock that Geocapital II may be deemed to own beneficially. As general partners of Softven, BVA and Messrs. Clearman, Lieber and Harrison may each be deemed to own beneficially all of the shares of Common Stock that Geocapital II may be deemed to own beneficially. As managing partner of BVA, Mr. Federman may be deemed to own beneficially all of the shares of Common Stock that Geocapital II may be deemed to own beneficially. Therefore, each Reporting Person, with the exception of Messrs. Clearman, Harrison and Lieber, may be deemed to own beneficially a total of 126,000 shares. In addition to the 126,000 Geocapital Shares, Messrs. Clearman, Harrison and Lieber are the record owners of 96,210, 89,652 and 89,163 shares respectively and may be deemed to own beneficially a total of 222,210, 215,652 and 215,163 shares respectively.

                  (b) Percent of Class: 0.71% for all Reporting Persons except Messrs. Clearman, Harrison and Lieber; 1.26% for Mr. Clearman; 1.23% for Mr. Harrison; and 1.22% for Mr. Lieber. The foregoing percentages are calculated based on the 17,663,007 shares reported to be outstanding in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed as of April 11, 1997.

                  (c) Number of shares as to which such person has:


                               Page 12 of 27 Pages

                           (i) Sole power to vote or to direct the vote: 0
                  shares for all Reporting Persons except Messrs. Clearman, Harrison and Lieber; 96,210 shares for Mr. Clearman; 89,652 shares for Mr. Harrison; and 89,163 shares for Mr. Lieber.

                           (ii) Shared power to vote or to direct the vote:
                  126,000 shares for all Reporting Persons except Messrs. Clearman, Harrison and Lieber; 222,210 shares for Mr. Clearman; 215,652 shares for Mr. Harrison; and 215,163 shares for Mr. Lieber.

                           (iii) Sole power to dispose or to direct the
                  disposition of: 0 shares for all Reporting Persons except Messrs. Clearman, Harrison and Lieber; 96,210 shares for Mr. Clearman; 89,652 shares for Mr. Harrison; and 89,163 shares for Mr. Lieber.

                           (iv) Shared power to dispose or to direct the
                  disposition of: 126,000 shares for all Reporting Persons except Messrs. Clearman, Harrison and Lieber; 222,210 shares for Mr. Clearman; 215,652 shares for Mr. Harrison; and 215,163 shares for Mr. Lieber.

                  Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock of World Access, Inc., except in the case of Messrs. Clearman, Harrison and Lieber, who own of record 96,210, 89,652 and 89,163 shares respectively.

Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group:

                  Not applicable. Geocapital Ventures, Geocapital II, L.P., Clearman, Lieber & Company, BVA Associates, Softven Management and Messrs. Clearman, Federman, Lieber and Harrison expressly disclaim membership in a "group" as defined in Rule 13d-5(b)(1).

Item 9.           Notice of Dissolution of Group:

                  Not applicable.

Item 10.          Certification:

                  Not applicable.


                               Page 13 of 27 Pages

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of its or his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    July 9, 1997


GEOCAPITAL VENTURES

By:  Clearman, Lieber & Company


     By:            *
          -------------------------
          Stephen J. Clearman
          General Partner


CLEARMAN, LIEBER & COMPANY


By:                *
     ------------------------------
     Stephen J. Clearman
     General Partner


GEOCAPITAL II, L.P.

By:  Softven Management


     By:            *
          -------------------------
          Stephen J. Clearman
          General Partner


SOFTVEN MANAGEMENT


By:               *
     ------------------------------
     Stephen J. Clearman
     General Partner


BVA ASSOCIATES


By:              *
     ------------------------------
     Charles Federman
     Managing Partner


                 *
-----------------------------------
Stephen J. Clearman


                               Page 14 of 27 Pages

                 *
-----------------------------------
Charles Federman


                 *
-----------------------------------
Irwin Lieber


                 *
-----------------------------------
James J. Harrison



                                      *By: /s/ Richard A. Vines
                                           ----------------------------
                                           Richard A. Vines
                                           Attorney-in-Fact


--------------------------------------------------------------------------------

This Schedule 13G was executed by Richard A. Vines pursuant to a Power of Attorney which was previously filed with the Securities and Exchange Commission as Exhibit 2 to a Schedule 13D for NETCOM On-Line Communication Services, Inc. on February 15, 1995, a copy of which is attached hereto as Exhibit 2.


                               Page 15 of 27 Pages

                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of World Access, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 13th day of February, 1997.


GEOCAPITAL VENTURES

By:  Clearman, Lieber & Company


     By:             *
          --------------------------
          Stephen J. Clearman
          General Partner


CLEARMAN, LIEBER & COMPANY


By:                  *
     -------------------------------
     Stephen J. Clearman
     General Partner


GEOCAPITAL II, L.P.

By:  Softven Management


     By:           *
          --------------------------
          Stephen J. Clearman
          General Partner


SOFTVEN MANAGEMENT


By:                *
     -------------------------------
     Stephen J. Clearman
     General Partner


                               Page 16 of 27 Pages

BVA ASSOCIATES


By:               *
     -------------------------------
     Charles Federman
     Managing Partner


                *
------------------------------------
Stephen J. Clearman


                *
------------------------------------
Charles Federman


                *
------------------------------------
Irwin Lieber


                *
------------------------------------
James J. Harrison



                                      *By: /s/ Richard A. Vines
                                           ---------------------------
                                           Richard A. Vines
                                           Attorney-in-Fact


-------------------------------------------------------------------------------
This Agreement was executed by Richard A. Vines pursuant to a Power of Attorney which was previously filed with the Securities and Exchange Commission as
Exhibit 2 to a Schedule 13D for NETCOM On-Line Communication Services, Inc. on February 15, 1995, a copy of which is attached hereto as Exhibit 2.
--------------------------------------------------------------------------------


                               Page 17 of 27 Pages

                                                                      Exhibit 2


                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 1995.

                                             /s/ Stephen J. Clearman
                                             ---------------------------------
                                             Stephen J. Clearman


                                             ---------------------------------
                                             Irwin Lieber


                                             ---------------------------------
                                             James J. Harrison


                                             ---------------------------------
                                             Lawrence W. Lepard


                                             ---------------------------------
                                             Charles Federman


                               Page 18 of 27 Pages

STATE OF NEW JERSEY   )
                      ) ss.:
COUNTY OF             )

      On this 9th day of February, 1995, before me personally appeared Stephen
J. Clearman to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                      /s/ Margaret Ehrlich
                      ---------------------------------
                      Notary Public
                      My Commission Expires: Margaret Ehrlich
                                             ----------------
                                             NOTARY PUBLIC OF NEW JERSEY
                                             MY COMMISSION EXPIRES MAY 25, 199?


STATE OF NEW YORK     )
                      ) ss.:
COUNTY OF             )

      On this day __ of February, 1995, before me personally appeared Irwin Lieber to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                                        ----------------------------------
                                        Notary Public
                                        My Commission Expires:______________


                               Page 19 of 27 Pages

                                                                      Exhibit 2

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 1995.


                                             ---------------------------------
                                             Stephen J. Clearman


                                             /s/ Irwin Lieber
                                             ---------------------------------
                                             Irwin Lieber


                                             ---------------------------------
                                             James J. Harrison


                                             ---------------------------------
                                             Lawrence W. Lepard


                                             ---------------------------------
                                             Charles Federman


                               Page 20 of 27 Pages

STATE OF NEW JERSEY   )
                      ) ss.:
COUNTY OF             )

      On this ___ day of February, 1995, before me personally appeared Stephen
J. Clearman to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                                        ----------------------------------
                                        Notary Public
                                        My Commission Expires:______________



STATE OF NEW YORK     )
                      ) ss.:
COUNTY OF ROCKLAND    )

      On this 9th day of February, 1995, before me personally appeared Irwin Lieber to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                                        /s/ Jeanne E. Flaherty
                                        ----------------------------------
                                        Notary Public
                                        My Commission Expires: 4/30/95

                                             Jeanne E. Flaherty
                                        Notary Public, State of New York
                                               No. 4615696
                                          Qualified in Rockland County
                                          Term Expires April 30, 1995


                               Page 21 of 27 Pages

                                                                      Exhibit 2

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 1995.


                                             ---------------------------------
                                             Stephen J. Clearman


                                             ---------------------------------
                                             Irwin Lieber


                                             /s/ James J. Harrison
                                             ---------------------------------
                                             James J. Harrison


                                             ---------------------------------
                                             Lawrence W. Lepard


                                             ---------------------------------
                                             Charles Federman


                               Page 22 of 27 Pages

CALIFORNIA ALL PURPOSE ACKNOWLEDGMENT                                    No.5907

================================================================================
State of California
County of Santa Clara

On    2/9/95   before me,  Patricia R. Gekas, Notary Public
   -----------             -----------------------------------------------------
      DATE                 NAME, TITLE OF OFFICER-E.G.,"JANE DOE, NOTARY PUBLIC"

personally appeared         James J. Harrison
                    ----------------------------------------------------
                           NAME(S} OF SIGNER(S)

|X| personally known  to me - OR - |_|  proved   to   me   on   the   basis   of
                                        satisfactory evidence to be the person whose name, is subscribed to the within instrument and acknowledged to me that
          [SEAL}                        he executed the same in his authorized
                                        capacity, and that by his signature, on
                                        the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.


                                        WITNESS my hand and official seal.

                                        /s/Patricia R. Gekas
                                        ---------------------------------------
                                               SIGNATURE OF NOTARY

------------------------------------OPTIONAL-----------------------------------

Though the data below is not required by law, it may prove valuable to persons relying on the document and could prevent fraudulent reattachment of this form.

CAPACITY CLAIMED BY SIGNER                    DESCRIPTION OF ATTACHED DOCUMENT
|X| INDIVIDUAL
|_| CORPORATE OFFICER                                Power of Attorney
                                              ---------------------------------
-------------------------------                   TITLE OR TYPE OF DOCUMENT
          TITLE(S)
|_| PARTNER(S)     |_| LIMITED                              2
                   |_| GENERAL                ---------------------------------
                                                      NUMBER OF PAGES
|_| ATTORNEY-IN-FACT
|_| TRUSTEE(S)
|_| GUARDIAN/CONSERVATOR
|_| OTHER:                                               2/9/95
          -------------------------           ---------------------------------
                                                     DATE OF DOCUMENT
    -------------------------------

    -------------------------------

SIGNER IS REPRESENTING:
NAME OF PERSON(S) OR ENTITY(IES}
                                                          4 others
-----------------------------------           ---------------------------------
                                               SIGNER(S) OTHER THAN NAMED ABOVE
-----------------------------------

-----------------------------------


================================================================================
                      (C)1993 NATIONAL NOTARY A5SOCIATION -
          8236 Remmet Ave., P.O. Box 7184 - Canoga Park, CA 91308-7184


                               Page 23 of 27 Pages

                                                                      Exhibit 2

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 13th day of February, 1995.


                                             ---------------------------------
                                             Stephen J. Clearman


                                             ---------------------------------
                                             Irwin Lieber


                                             ---------------------------------
                                             James J. Harrison


                                             /s/ Lawrence W. Lepard
                                             ---------------------------------
                                             Lawrence W. Lepard


                                             ---------------------------------
                                             Charles Federman


                               Page 24 of 27 Pages

STATE OF CALIFORNIA   )
                      ) ss.:
COUNTY OF             )

     On this ___ day of February, 1995, before me personally appeared James J. Harrison to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                                        ----------------------------------
                                        Notary Public
                                        My Commission Expires:______________



STATE OF NEW JERSEY   )
                      ) ss.:
COUNTY OF BERGEN      )

     On this 13th day of February, 1995, before me personally appeared Lawrence
W. Lepard to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.

                                        /s/ Anne G. Gilmen
                                        ----------------------------------
                                        Notary Public
                                        My Commission Expires: 9-19-95
                                                               -----------


                               Page 25 of 27 Pages

                                                                      Exhibit 2

                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard A. Vines his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 1995.


                                             ---------------------------------
                                             Stephen J. Clearman


                                             ---------------------------------
                                             Irwin Lieber


                                             ---------------------------------
                                             James J. Harrison


                                             ---------------------------------
                                             Lawrence W. Lepard


                                             /s/ Charles Federman
                                             ---------------------------------
                                             Charles Federman


                               Page 26 of 27 Pages

STATE OF CALIFORNIA   )
                      ) ss.:
COUNTY OF SAN MATEO   )

     On this 9 day of February, 1995, before me personally appeared Charles Federman to me known and known to me to be the individual described in, and who executed the foregoing certificate, and he thereupon duly acknowledged to me that he executed the same.



                                        /s/ Sylvia A. Yacoub
               [SEAL]                   ----------------------------------
                                        Notary Public
                                        My Commission Expires: 3-21-97
                                                              ------------



                               Page 27 of 27 Pages